Exhibit 99.12

Three Bryant Park 1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

September 20, 2019

The Hartford Mutual Funds, Inc.

The Hartford Global All-Asset Fund

690 Lee Road
Wayne, Pennsylvania 19087

The Hartford Mutual Funds, Inc.

Hartford AARP Balanced Retirement Fund

690 Lee Road
Wayne, Pennsylvania 19087

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to The Hartford Global All-Asset Fund (the “Acquired Fund”), a separate series of The Hartford Mutual Funds, Inc., a Maryland corporation (the “Company”), to the holders of shares of common stock (the “Acquired Fund Shares”) of the Acquired Fund (the “Acquired Fund Shareholders”), and to Hartford AARP Balanced Retirement Fund (the “Acquiring Fund”), a separate series of the Company, in connection with the proposed transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange solely for shares of common stock of the Acquiring Fund (the “Acquiring Fund Shares”) and the assumption of all liabilities of the Acquired Fund by the Acquiring Fund, followed by the distribution of such Acquiring Fund Shares received by the Acquired Fund in complete liquidation and termination of the Acquired Fund (the “Reorganization”), all pursuant to the Agreement and Plan of Reorganization (the “Plan”) dated as of September 20, 2019, executed by the Company on behalf of each of the Acquired Fund and the Acquiring Fund.

For purposes of this opinion, we have examined and relied upon: (1) the Plan; (2) the Form N-14 filed by the Company with the Securities and Exchange Commission; (3) the related Information Statement/Prospectus; (4) the facts and representations contained in the letters dated on or about the date hereof addressed to us from the Company on behalf of the Acquired Fund and from the Company on behalf of the Acquiring Fund, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof.  This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above.

September 20, 2019 Page 2

Based upon the foregoing, it is our opinion that:

1.	The acquisition by the Acquiring Fund of all of the assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of the Acquired Fund by the Acquiring Fund followed by the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares in complete liquidation and termination of the Acquired Fund will constitute a tax-free reorganization under Section 368(a) of the Code.

2.	The Acquired Fund will not recognize gain or loss upon the transfer of all of its assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of the Acquired Fund, except that the Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

3.	The Acquired Fund will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by the Acquired Fund in the Reorganization.

4.	The Acquiring Fund will recognize no gain or loss upon receiving the assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of the Acquired Fund.

5.	The adjusted basis to the Acquiring Fund of the assets of the Acquired Fund received by the Acquiring Fund in the Reorganization will be the same as the adjusted basis of those assets in the hands of the Acquired Fund immediately before the exchange.

6.	The Acquiring Fund’s holding periods with respect to the assets of the Acquired Fund that the Acquiring Fund acquires in the Reorganization will include the respective periods for which those assets were held by the Acquired Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

7.	The Acquired Fund Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Acquired Fund Shares.

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8.	The aggregate basis of the Acquiring Fund Shares received by an Acquired Fund Shareholder in the Reorganization will be the same as the aggregate basis of Acquired Fund Shares surrendered by the Acquired Fund Shareholder in exchange therefor.

9.	An Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares received by the Acquired Fund Shareholder in the Reorganization will include the holding period during which the Acquired Fund Shareholder held Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of Reorganization.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

We consent to the use of this opinion as an exhibit to the N-14 referred to above and to the reference to Dechert LLP under the heading “Tax Considerations” in the Information Statement/Prospectus.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

DECHERT LLP